EXHIBIT 10.2

Brian Swartz
April 21, 2015

Dear Brian,
zulily, inc. (the “Company”) is pleased to offer you employment. This offer is to work at our facility located in Seattle, Washington. If you accept this offer, our expectation is that you would begin work no later than June 15, 2015.
Position, Duties, and Responsibilities: Your initial position will be as Senior Vice President and Chief Financial Officer. You will report to Darrell Cavens, the Company’s Chief Executive Officer (“CEO”). Your title, compensation, work location, and the nature of your responsibilities may change from time to time at the discretion of the Company. You will also be expected to comply with all rules, policies, and procedures of the Company as they may be modified from time to time. As an employee, you will be expected to abide by Company rules, policies and procedures.
In accepting employment with the Company, you agree to use your best efforts and to work conscientiously and diligently in the best interest of the Company and its affiliates and to fulfill the role and responsibilities established for you by the Company. You further agree to devote 100% of your business time to the performance of your duties and responsibilities to the Company, provided that you may engage in religious, charitable or other community or non-profit activities, or in personal investments that are not inconsistent with your duties, in each case that do not materially impair your ability to fully and completely fulfill your duties and responsibilities to the Company. Any outside activities that may be deemed as board service, whether non-profit, private, or public organizations, requires prior approval of the CEO.
Base Salary and Benefits: Your initial annual salary will be $450,000, less payroll deductions and withholdings. You will be paid semi-monthly. This position is classified as exempt, and is not subject to federal and state overtime and minimum wage requirements.
You will be eligible for benefits that are generally available to Company employees in similar positions, subject to the eligibility requirements of the specific benefit arrangements. Please review the relevant Company policies and/or plan documents for details regarding current benefits, including eligibility requirements. Please note that the Company may modify or eliminate specific benefits from time to time.
Bonus and EIP: You will be eligible to earn a total yearly incentive bonus of up to 50% of your eligible earnings. The Company currently awards bonuses pursuant to an Executive Incentive Plan (“EIP”). Under the EIP, the Company measures performance twice a year (January to June and July to December) and eligible employees may earn an incentive for each measurement period for that period’s eligible earnings. You may be eligible to participate in the EIP during the second measurement period (July to December), subject to the EIP’s terms and conditions. Please see the EIP for more details.

Relocation: zulily would like to help make the transition to your new location as smooth as possible. As part of your offer, zulily will provide a relocation package of: $120,000, grossed up for taxes (intended to help cover the costs incurred in selling your home in Arizona), relocation expenses, transportation of household goods, packing, house hunting trips and Company provided temporary housing for two months. Your relocation manager will arrange services through preferred providers and direct bill as many services as possible. Any moving expenses not covered by your relocation benefits package will be your responsibility. Some relocation benefits, whether paid directly to you or to a vendor on your behalf, are considered taxable by the IRS and may be subject to tax withholding. Your relocation manager will discuss this impact with you, although you should rely on your own tax advisor. The Company will pay the $120,000 payment, grossed up for taxes, to you before the end of the calendar year following the year in which you include the income to which the tax gross up payment relates.
Relocation expenses (whether paid directly to you or to a vendor on your behalf) as well as any additional taxes and administrative fees associated with your relocation are provided as an allowance that you may have to repay under the conditions set forth below (“Relocation Allowance”). If you remain employed with zulily through the second anniversary of your start date you will not be required to repay your Relocation Allowance under any circumstance. Except as otherwise provided in the Change in Control and Severance Agreement attached to this letter, if before the first anniversary of your start date you voluntarily end your employment with zulily or are terminated by zulily for Cause (as defined in the Change in Control and Severance Agreement attached to this letter), you authorize zulily to deduct the full Relocation Allowance as an offset against your final paycheck and, if the full amount owed is not deducted, agree to repay zulily within 10 days after termination for any amount still owed. Except as otherwise provided in the Change in Control and Severance Agreement attached to this letter, if after your first anniversary of your start date but before the second anniversary of your start date you voluntarily end your employment with zulily or are terminated by zulily for Cause (as defined in the Change in Control and Severance Agreement attached to this letter), you authorize zulily to deduct fifty percent (50%) of the Relocation Allowance as an offset against your final paycheck and, if the full amount owed is not deducted, agree to repay zulily within 10 days after termination for any amount still owed.
Sign-On:  In appreciation for your decision to join us, zulily offers you the opportunity to earn a $400,000 (gross) signing bonus, which will be advanced to you within 60 days of your start date (less applicable deductions and withholding) and will be earned if you remain employed by zulily through the second anniversary of your start date.  Except as otherwise provided in the Change in Control and Severance Agreement attached to this letter, if your employment ends for any reason (your choice or zulily’s) before the second anniversary of your start date, you will not earn the signing bonus and you agree to repay zulily the full amount of the signing bonus advanced within 10 days after termination. You further authorize zulily to deduct such signing bonus amount against your final paycheck, to the extent possible.
Restricted Stock Units (RSU):  Subject to approval by the Board of Directors (the “Board”) of the Company, the Company will grant you a 100,000 share Restricted Stock Unit Award (the “RSU”) under the Company’s 2013 Equity Plan (the “Plan”) payable in shares of the Company’s Class A Common Stock.   The RSU will be subject to the terms and conditions of the Plan and your grant agreement, which you will be required to execute.  Your grant agreement will include a three year vesting schedule of the RSU, under which 1/3rd of the shares shall vest each yearly anniversary measured from the vesting commencement date, subject to your continuous service with the Company as of each such date. The vesting commencement date will be date of grant of the RSU. Vesting of your RSU may be subject to acceleration in the event your employment is terminated in certain circumstances, as provided in the Change in Control and Severance Agreement attached to this letter.
Option:  Subject to approval by the Board, the Company will grant you an option to purchase 350,000 shares (the “Option”) of the Company’s Class A Common Stock under the Plan, with an exercise price equal to the closing sales price of the Company’s Class A Common Stock as quoted on NASDAQ as of the date of grant.  The Option will be subject to the terms and conditions of the Plan and your grant agreement, which you will be required to execute.  Your grant agreement will include a four year vesting schedule, under which one-fourth (1/4th) of the shares vest one year after the vesting commencement date; and the balance of the shares vest in a series of thirty-six (36) successive equal monthly installments measured from the first anniversary of the vesting commencement date, subject to, subject to your continuous service with the Company as of each such date. The vesting commencement date will be date of grant of the Option. Vesting of your option may be subject to acceleration in the event your employment is terminated in certain circumstances, as provided in the Change in Control and Severance Agreement attached to this letter.
Change in Control and Severance Agreement: In connection with this letter, the Company will provide you with certain protections in the event your employment is terminated in certain circumstances. Attached to this letter is a Change in Control and Severance Agreement, which shall become effective upon your first day of employment with the Company.
Confidential Information and Inventions Agreement: As a condition of employment, you must sign and comply with the attached Confidential Information and Inventions Agreement, which prohibits unauthorized use or disclosure of Company proprietary information, among other obligations. Of course, the Company may change your position, duties, and work location from time to time in its discretion.
At-Will Employment: The employment relationship between you and the Company will be at will. This means that the employment relationship is for no specific term and you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time for any reason, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company, expressly modifying the at-will employment relationship.

This letter, together with your Confidential Information and Inventions Agreement and Change in Control and Severance Agreement forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written, express or implied, regarding your employment with the Company. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company.
Please sign and date this letter, and the enclosed Confidential Information and Inventions Agreement and Change in Control and Severance Agreement and return them to zulily, HR and Recruiting, if you wish to accept employment at the Company under the terms described above. This offer will be deemed to be withdrawn if you fail to accept by May 1, 2015.
Your start is contingent upon successful completion of a background and credit check. On your first day of employment, you are required to complete section 1 of the I-9 Verification of eligibility to work in the United States and you must bring required documentation no later than your third day.
We look forward to you joining zulily and to the contributions we know you will bring to your new team and the company.
Sincerely,

/s/ Colleen McKeown
Colleen McKeown, Senior Vice President, Human Resources

Attachments:	Confidential Information and Inventions Agreement
Change in Control and Severance Agreement

Accepted:

/s/ Brian Swartz
Brian Swartz

4/25/2015
Date